EXHIBIT 4.5

                        STOCK OPTION AGREEMENT

     STOCK OPTION AGREEMENT made as of this _________ day of January, 2001, between U.S. Energy Corp., a Wyoming corporation (the "Corporation") and
______________________.

     In accordance with its 1998 Stock Option Plan (the "Plan") as now or hereafter amended, a copy of which is attached hereto and incorporated herein by reference, the Corporation desires, in connection with the services of the Optionee, to provide the Optionee with an opportunity to acquire $.01 pare value common stock (the "Common Stock") of the Corporation on favorable terms and thereby increase the Optionee's proprietary interest in the continued progress and success of the business of the Corporation.

     NOW, THEREFORE, in consideration of the premises, the mutual covenants herein set forth and other good and valuable consideration, the Corporation and the Optionee agree as follows:

     1. Confirmation of Grant of Option. Pursuant to a determination of the Directors of the Corporation (the "Board") on January 10, 2001, (the "Date of the Grant") the Corporation, subject to the terms of the Plan and of this Agreement, confirms that the Optionee has been irrevocably granted, as a matter of separate inducement and agreement, and in addition to and not in lieu of salary or other compensation for services, a Qualified Stock Option pursuant to
Section 6 of the Plan (the "Qualified Option") to purchase an aggregate of _______________ shares of Common Stock, and a Non-Qualified Stock Option pursuant to Section 7 of the Plan (the "Non-Qualified Option") to purchase an aggregate of _______________ shares of Common Stock, both on the terms and conditions herein set forth subject to adjustment as provided in Section 8 hereof.

     2. Purchase Price. The purchase price of shares of Common Stock covered by the Qualified Option will be $2.40 per share (the "Qualified Option Price") subject to adjustment as provided in Section 8 hereof. The purchase price of shares of Common Stock covered by the Non-Qualified Option will be $2.40 per share (the "Non-Qualified Option Price") subject to adjustment as provided in
Section 8 hereof.

     3. Exercise of Option. Except as otherwise provided in Section 8 of the Plan, the Option may be exercised in whole or part at any time during the term of the Option, provided, however, no Option shall be exercisable after the expiration of the term thereof, and no Option shall be exercisable unless the holder shall at the time of exercise have been an employee or director of or a consultant to the corporation or of any subsidiary of the Corporation for a period of at least three months. The Option may be exercised only as to whole shares in increments of 100 shares.

     The Option may be exercised, as provided in this Section 3, by notice and payment to the Corporation as provided in Section 10 hereof and Section 8(d) of the Plan.

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     4. Term of Option.  The term of the Option will be through January 9, 2011, subject to earlier termination or cancellation as provided in this Agreement. Except as otherwise provided in Section 7 hereof, the Option will not be exercisable unless the Optionee shall, at the time of exercise, be an employee or director of or consultant to the Corporation or of a subsidiary. As used in this Agreement, the term "subsidiary" refers to and includes each "subsidiary corporation" as defined in the Plan.

     The holder of the Option will not have any rights to dividends or any other rights of a shareholder with respect to any shares of Common Stock subject to the Option until such shares shall have been issued to the Optionee (as evidenced by the appropriate actions by the transfer agent for the Corporation) upon purchase through exercise of the Option.

     5. Nontransferability of Option. The Option may not be assigned, transferred (except as provided in the next preceding sentence) or otherwise disposed of, or pledged or hypothecated in any way (whether by operation of law or otherwise) otherwise than by will or the laws of descent and distribution, and shall not be subject to execution, attachment, or other process. Any assignment, transfer, pledge, hypothecation or other disposition of the Option or any attempt to make any levy of execution, attachment or other process will cause the Option to terminate immediately upon the happening of any such event, provided, however, that any such termination of the Option under the foregoing provisions of this Section 5 will not prejudice any rights or remedies which the Corporation or any subsidiary may have under this Agreement or otherwise.

     6. Exercise Upon Termination. The Optionee's rights to exercise this Option upon termination of employment or cessation as a director or consultant are set forth in Section 8(f) of the Plan.

     7. Death, Disability or Retirement of Optionee. The Optionee's rights to exercise this Option upon the death, disability or retirement of the Optionee are set forth in Section 8(g) of the Plan.

     8. Adjustments. The Option is subject to adjustment upon the occurrence of certain events as set forth in Section 8(i) of the Plan.

     9. No Registration. The Optionee understands that neither the Option nor the shares of Common Stock subject thereto and issuable upon the exercise thereof are registered under the Securities Act of 1933, as amended. The Optionee represents that the Option is being acquired by him and that such shares of Common Stock will be acquired by him for investment and all certificates for the shares issued upon exercise of the Option will bear the following legend:

         The shares represented by this Certificate have not been registered under the Securities Act of 1933 (the "Act"), and are "restricted securities" as that term is defined in Rule 144 under

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         the Act.  The  shares may not be  offered  for sale,  sold or
         otherwise   transferred   except  pursuant  to  an  effective
         registration statement under the Act, the availability of which is to be established to the satisfaction of the Company.

     10. Notices. Each notice relating to this Agreement will be in writing and delivered in person or by first class mail to the proper address. All notices to the Corporation shall be addressed to it at its office at Glen L. Larsen Building, 877 North 8th West, Riverton, WY 82501. All notices to the Optionee or other person or persons then entitled to exercise the Option shall be addressed to the Optionee or such other person or persons at the Optionee's address below specified. Anyone to whom a notice may be given under this Agreement may designate a new address by notice to that effect.

     11. Approval of Counsel. The exercise of the Option and the issuance and delivery of shares of Common Stock pursuant thereto shall be subject to approval by the Corporations' counsel of all legal matters in connection therewith, including compliance with the requirements of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, applicable state securities laws, the rules and regulations thereunder, and the requirements of any stock exchange upon which the Common Stock may then be listed.

     12. Benefits of Agreement. This Agreement will inure to the benefit of and be binding upon each successor and assign of the Company. All obligations imposed upon the Optionee and all rights granted to the Corporation under this Agreement will be binding upon the Optionee's heirs, legal representatives and successors.

     13. Governmental and Other Regulations. The exercise of the Option and the Corporation's obligation to sell and deliver shares upon the exercise of rights to purchase shares is subject to all applicable federal and state laws, rules and regulations, and to such approvals by any regulatory or governmental agency which may, in the opinion of counsel for the Corporation, be required.

     14. Incorporation of the Plan. The Plan is attached hereto and incorporated herein by reference. In the event that any provision in this Agreement conflicts with a provision in the Plan, the Plan shall govern.


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     IN WITNESS  WHEREOF,  the  Corporation  has  caused  this  Agreement  to be executed in its name by its President or a Vice President and it corporate seal to be hereunto affixed and attested by its Secretary or its Assistant Secretary and the Optionee has hereunto set his hand and seal all as of the date first above written.

                                            U.S. ENERGY CORP.

(Seal)
                                            By:     /s/  Keith G. Larsen
                                                 -------------------------------
                                                 KEITH G. LARSEN, President

ATTEST:


---------------------------------------
DANIEL P. SVILAR, Assistant Secretary

     The undersigned Optionee understands the terms of this Option Agreement and the attached Plan and hereby agrees to comply therewith.

Date     , 2001


                                       -----------------------------------------

                                       -----------------------------------------
                                                (Address of Optionee)


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                            SCHEDULE OF STOCK OPTIONS
                           GRANTED ON JANUARY 10, 2001


                                                  Option Type
                                       ---------------------------------
     Name                              Qualified            Nonqualified
     ----                              ---------            ------------

     Bryon G. Mowry                      10,000
     Daniel P. Svilar                    41,667                 80,233
     David R. Miller                     41,667                  8,333
     Don C. Anderson                                            10,000
     Fred Craft                          25,000
     George F. Smith                     39,400
     H. Russell Fraser                                          10,000
     Harold F. Herron                    41,667                 55,233
     John L. Larsen                      41,667                142,733
     Keith G. Larsen                     41,667                267,733
     Mark J. Larsen                      41,667                 80,233
     Nick Bebout                                                10,000
     Peter G. Schoonmaker                41,667                 30,233
     Randall R. VanVleet                 10,000
     Richard P. Larsen                   41,667                 55,233
     Robert A. Nicholas                  41,667                  8,333
     Robert Scott Lorimer                41,667                 80,233
     Robin J. Kindle                     41,667                 80,233
     William W. DeLapp                   37,500
                                        -------            -----------

          Total                         580,237                918,763




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